Exhibit 10.1

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 22, 2005, by and between COMERICA BANK (“Bank”) and WJ COMMUNICATIONS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of September 23, 2003, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of June 13, 2005, that certain Second Amendment to Loan and Security Agreement dated as of July 12, 2005 and that certain Third Amendment to Loan and Security Agreement dated as of September 28, 2005 (the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.             The following defined terms in Section 1.1 of the Agreement hereby are amended or restated as follows:

Credit Card Services Sublimit” means a sublimit for corporate credit cards under the Revolving Line not to exceed One Hundred Thousand Dollars ($200,000).

“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means December 21, 2006

2.             Section 2.1.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Prime Rate Advances.  Each Prime Rate Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000).  The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to the Prime Rate.  Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.”

3.             Section 2.1.1(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“LIBOR Rate Advances.  Each LIBOR Rate Advance shall be in an amount of not less than One Million Dollars ($1,000,000).  The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus Two

Percent (2.0%) for such LIBOR Rate Advance.  Unless converted or continued pursuant to Section 2.6, the entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the earlier of (i) the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance, and (ii) the Revolving Maturity Date.  At no time may the outstanding LIBOR Rate Advances be subject to more than three LIBOR Rate Interest Periods.”

4.             The first sentence of Section 2.1.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the terms and conditions of this Agreement, at any time until ten (10) days prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued standby, documentary, or performance Letters of Credit for the account of Borrower in an aggregate outstanding amount of undrawn Letters of Credit not to exceed the Revolving Line minus the then outstanding principal balance of the Advances (including Advances that arise by virtue of amounts paid by Bank under Letters of Credit) ACH Reserves, Credit Card Services and the FX Amount; provided the aggregate face amount of such Letters of Credit shall not in any case exceed Five Million Dollars ($5,000,000) in aggregate.”

5.             Section 2.1.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Credit Card Services Sublimit.  Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards from Bank (collectively, the “Credit Card Services”).  The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves.  In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services.  The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

6.             A new Section 2.1.6 is hereby added to the Agreement as follows:

“Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than Two Hundred Fify Thousand Dollars ($250,000).  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time.  The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).”

7.             A new Section 2.1.7 is hereby added to the Agreement as follows:

“Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services, ACH origination services, or Foreign Exchange Contracts are outstanding or continue.”

8.             A new Section 5.18 is hereby added to the Agreement as follows:

“Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.”

9.             Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Tangible Net Worth.    Borrower shall maintain a Tangible Net Worth of Not Less than Eight Million Dollars ($8,000,000) plus an amount equal to fifty percent (50%) of Borrower’s net income for each fiscal quarter, calculated in accordance with GAAP, plus an amount equal to seventy-five percent (75%) of the proceeds received after December 31, 2005 from the sale or issuance by Borrower of its equity securities or Subordinated Debt.”

10.           Section 6.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Domestic Cash Balance.  The aggregate balance of Borrower’s unrestricted cash and cash equivalents located in the United States minus the aggregate balance of all Indebtedness (including without limitation any issued and drawn Letters of Credit and other Contingent Obligations) owing from Borrower to Bank, shall be at least Twelve Million Dollars ($12,000,000) at all times.

11.           Section 7.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Capital Expenditures.  Make or become committed to make capital expenditures (excluding any capital expenditures for Merger and Acquisition Activities) in excess of Five Million Dollars ($5,000,000) in the aggregate during any calendar year.”

12.           All references in the Loan Documents to Bank’s address at 2321 Rosecrans Ave., Suite 5000, El Segundo, CA  90245 shall mean and refer to 75 East Trimble Road, M/C 4770, San Jose, California  95131, Attn:  Manager, FAX: (408) 556-5091.

13.           Section 11 of the Agreement hereby is amended and restated in its entirety to read as follows:

“11.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.”

14.           Section 12 of the Agreement hereby is amended and restated in its entirety to read as follows:]

“12          REFERENCE PROVISION.

In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

13.1         Mechanics.

(a)           With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(b)           The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(c)           The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(d)           The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)           The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.2         Procedures.  Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.3         Application of Law.  The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.4         Repeal.  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.5         THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.”

15.           Exhibit C to the Agreement is hereby replaced with Exhibit C attached hereto.

16.           No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

17.           Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

18.           Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

19.           As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Amendment, duly executed by Borrower;

(b)           a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)           all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(d)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

20.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

WJ COMMUNICATIONS, INC.

By:	/s/ RAINER N. GROWITZ

Title:	VP Finance and Interim CFO

COMERICA BANK

By:	/s/ GUY SIMPSON

Title:	Vice President

[Signature Page to Fourth Amendment to Loan & Security Agreement]

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:                         COMERICA BANK

FROM:                   WJ COMMUNICATIONS, INC.

The undersigned authorized officer of WJ COMMUNICATIONS, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                               with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly 10Q/financial statements	Quarterly within 45 days	Yes	No
Annual (CPA Audited)/10K	FYE within 90 days	Yes	No
Compliance Cert.	Quarterly within 45 days	Yes	No
IP Report	Quarterly within 30 days	Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Unrestricted Cash	$12,000,000 plus bank debt	$	Yes	No
Minimum Tangible Net Worth	$8,000,000	$	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER
Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER
Date:
TITLE
	Compliance Status	Yes	No

DATE